Exhibit 99.1

DEER VALLEY CORPORATION INCREASES MODULAR TOWN HOME SHIPMENTS AND REPORTS CONTINUED PROFITABLE OPERATIONS THROUGH THE THIRD QUARTER 2008

November 10, 2008

Deer Valley Corporation, (“Deer Valley” or the “Company”) (OTCBB: DVLY), today advised shareholders that the Company expects to report positive earnings and increased balance sheet liquidity after achieving $15.6 million in revenue for the quarter September 30, 2008. Steve Lawler, the CFO of the Company’s operating subsidiary, Deer Valley Homebuilders, Inc., stated, “We are please to have been able to report continued profitable operations against the background of industry shipments now being at the lowest level in over 25 years. Our third quarter 2008 revenue includes $1.4 million in sales attributable to the initial deliveries of twin-town modular homes destined for the Savanna Trails development in Ocean Springs, Mississippi. The $15.6 million third quarter revenue brought our total sales for the year-to-date to $51.3 million, a record level for the first nine months of any calendar year in our history and an increase of 12% over our revenue for the same nine month period in 2007.

With a record level of cash and surplus unused credit facility, the company’s balance sheet is highly liquid. Because of this liquidity, the company is well prepared to deal with challenging market conditions and to pursue new market opportunities. Mr. Lawler further noted, “Because of the adverse retail market conditions and the completion earlier this year of the Company’s contracts with the State of Mississippi, Deer Valley’s production levels during the up-coming winter quarters are expected to continue to be lower than for the same period in 2007. The Company’s back-log for deliveries during the winter quarters is enhanced by the on-going Savanna Trails production contract. Deliveries under this contract now expected to extend well into the first quarter of 2009.”

Additional performance details for the period ending September 30, 2008 will be reported in the Company’s Form 10-Q scheduled for filing with the SEC prior to November 14, 2008.

About Deer Valley

Deer Valley is a growth-oriented manufactured home builder with headquarters in Tampa, Florida and operations in Guin, Alabama. The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. Having begun operations in March 2004, Company is relatively young, but the management team has over 250 years of combined industry experience from various backgrounds including general management, production, sales, customer service, and finance. The Company’s plant operates on a four day, forty hour per week, single shift schedule. The Company’s also owns one idle plant in Sulligent, Alabama.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the manufactured home industry, customer acceptance of products, fulfillment of contracts with key customers, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. Such forward-looking statements speak only as of the date of this release, and Deer Valley undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

The corporate offices of Deer Valley Corporation are located at 3111 W. Dr. MLK Blvd., Tampa, Florida 33607

Additional information can be found at: http://www.deervalleycorp.com.

Contact Information:

Deer Valley Corporation, Tampa, Florida

Charles G. Masters (813) 418-5250

cmasters@deervalleycorp.com

www.deervalleycorp.com